Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
TREMOR VIDEO, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

The undersigned hereby certifies and sets forth:

1.                                      The name of the corporation is Tremor Video, Inc. (hereinafter referred to as the “Corporation”).

2.                                      The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 2006 and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 2, 2013 (together, the “Restated Certificate of Incorporation”).

3.                                      The Restated Certificate of Incorporation of the Corporation is hereby further amended to change the name of the Corporation from Tremor Video, Inc. to Telaria, Inc., so that paragraph FIRST of the Restated Certificate of Incorporation is hereby amended to read in its entirety, as follows:

FIRST: The name of this company is Telaria, Inc. (the “Company” or the “Corporation”).

4.                                      This Certificate of Amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) at a meeting of the Board of Directors of the Corporation.

5.                                      The name change shall be effective upon filing of the Certificate of Amendment with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 11th day of September, 2017.

By:	/s/Aaron Saltz
Name: Aaron Saltz
Title: General Counsel & Secretary